Exhibit 99.1

February 1, 2021

Board of Directors of

RigNet, Inc.

15115 Park Row Blvd, Suite 300

Houston, Texas 77084-4947

Re: Registration Statement on Form S-4 of Viasat, Inc. (“Viasat”)

Members of the Board:

Reference is made to our opinion letter, dated December 20, 2020, with respect to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to the holders of shares of common stock of RigNet, Inc. (“RigNet”) (other than treasury shares and shares held by Viasat or Merger Sub) in connection with the Agreement and Plan of Merger, dated as of December 20, 2020, by and among RigNet, Viasat, and Royal Acquisition Sub, Inc., a wholly owned subsidiary of Viasat (“Merger Sub”).

The foregoing opinion letter was provided for the information and assistance of the board of directors of RigNet in connection with its consideration of the merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Viasat has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Annex B to the proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions “SUMMARY — Opinion of RigNet’s Financial Advisor,” “RISK FACTORS — The opinion rendered to RigNet from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the merger,” “THE MERGER — Background of the Merger,” “THE MERGER — Recommendation of the RigNet Board of Directors; RigNet’s Reasons for the Merger,” “THE MERGER — Opinion of RigNet’s Financial Advisor,” “THE MERGER — RigNet Unaudited Forecasted Financial Information,” and “THE MERGER — Summary of Certain RigNet Unaudited Prospective Financial Information” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED